Exhibit 10.1.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into effective this 5th day of March, 2009, by and between Western Sizzlin Corporation, a Delaware corporation (“WSC”), Western Sizzlin Franchise Corporation a Delaware Corporation and wholly-owned subsidiary of WSC (“WSFC”), Western Sizzlin Stores, Inc., a Delaware corporation and wholly owned subsidiary of WSC (“WSSI”), and Robert Moore (“Employee”).

WHEREAS, WSFC and WSSI (collectively the “Company”) are engaged in the restaurant and restaurant franchising business (the “Business”), and,

WHEREAS, the Company has offered employment to Employee subject to the execution of this Agreement and Employee accepted employment on such terms;

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the parties agree as follows:

ARTICLE I: EMPLOYMENT AND DUTIES

1.1           Effective Date of Employment.  The Company agrees to employ Employee and Employee agrees to be employed by the Company, beginning as of July 15, 2008 (the “Effective Date”), and continuing for the period of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement.

1.2           Location of Employment.  Employee will perform his services under this Agreement at the principal office of the Company, located in Roanoke, Virginia.

1.3           Position, Duties, and Obligations.  The Company and Employee agree that Employee shall serve as Chief Executive Officer and President of WSFC and WSSI.  Employee shall report to and shall perform such duties and exercise such powers pertaining to the business of the Company as may be determined from time to time by the Chief Executive Officer of WSC.  Employee acknowledges receipt of the Company’s policies and procedures in the form set forth as “Exhibit A” hereto, and agrees to abide by and be bound by said policies and procedures as if they were fully set forth in this Agreement.

1.4           Other Interests. Employee agrees that his employment with the Company will be full-time and that he will devote his best efforts and full professional attention to the business of the Company.  Except for his employment with the Company, during the term of this Agreement, Employee shall not enter into any employment, independent contractor relationship, or consulting arrangement, with any other person or entity, or provide services to any other person or entity, without the prior written consent of the Company.

1.5           Duty of Loyalty.  Employee acknowledges and agrees that at all times while Employee is employed under this Agreement, Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act which would injure the business, interests, or reputation of the Company or any of its subsidiaries or affiliates.  In keeping with these duties, Employee shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE II: TERM, TERMINATION, AND SEVERANCE

2.1           Initial Term. Unless otherwise terminated in accordance with this Agreement, Employee’s employment shall commence on the Effective Date and shall continue until December 31, 2009 (the “Initial Term”).  Thereafter, the Agreement shall automatically renew for subsequent one year terms (Renewal Terms).

2.2           Termination.  Termination of the Employee’s employment shall be governed solely by this Agreement and shall not be governed by generally applicable policies of the Company concerning disciplinary action or termination of employment.  Employee’s employment shall be terminated only in one of the following ways:

A.            At any time by mutual written agreement of both parties to this Agreement; or

B.            Notwithstanding anything in Section 2.1 of this Agreement to the contrary, upon thirty (30) days written notice from the Company to Employee , or upon thirty (30) days written notice from Employee to Company; or

C.            Automatically and immediately should one of the following events occur:

1.             Death.  Employee dies; or

2.             Disability.  Employee becomes totally and permanently disabled, meaning Employee’s inability for a period of three (3) months, to perform his duties contemplated by this Agreement, such that he does not constitute a Qualified Individual with a Disability under the terms of the Americans with Disabilities Act of 1990.  Such total and permanent disability shall be determined by the Company based on medical and other evidence satisfactory to it; or

D.            For Cause.  At any time by the Company, by written notice to Employee, terminating this Agreement and discharging Employee for Cause, as defined in this section of this Agreement.

1.             Cause. Termination by the Company of Employee’s employment for “Cause” means:

i.              Employee has materially breached this Agreement.  A material breach of this Agreement shall include but shall not be limited to a habitual or repeated neglect of Employee’s duties (illness, injury or incapacity of the Employee shall not constitute “Cause”);

ii.             Employee has breached his duty of loyalty to the Company;

iii.            Employee has committed an act of gross negligence, in connection with the performance of his duties that is injurious to the business of the Company;

iv.            Employee has committed an act of gross misconduct relating to his employment or the Company’s business, including, but not limited to, theft or embezzlement of the Company’s property or money, or an act of fraud against the Company;

v.             Employee is convicted of a felony, or a crime involving moral turpitude.

In the event Employee’s employment is terminated at any time by mutual written agreement of both parties, voluntarily terminated by Employee upon thirty (30) days notice, automatically and immediately terminated upon Employee’s death or total and permanent disability, or terminated for “Cause”, as defined in this Agreement, then following termination, Employee shall not be entitled to payment of further compensation (whether base salary, bonus compensation, or severance) or benefits of any type (other than Employee’s right to “vested” benefits under the Company’s benefit plans or continuing insurance coverage under the Company’s Health Benefit Plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) at Employee’s sole expense) under this Agreement.  If Employee terminates this Agreement upon thirty (30) days notice, the Company shall have the right at its option, to require Employee to immediately leave the Company’s premises; provided, that the Company shall be obligated to pay Employee’s base salary during the 30-day notice period.

In the event Employee’s employment is terminated by the Company without “Cause,” as defined in this Agreement, then Employee shall be entitled to a Severance Benefit as set forth in Section 2.3, below.  Under no circumstances shall Employee receive severance under this Agreement if Employee, after termination from the Company, is employed as an executive in a portfolio company of Western Sizzlin’ Corporation.  “Portfolio company” as used in this Agreement shall refer to any corporation or other business entity in which Western Sizzlin’ Corporation owns any interest.

2.3           Severance.  In the event that the Company terminates Employee’s employment at any time, upon thirty (30) days’ written notice, without Cause, then Employee’s sole remedy shall be payment of the following Severance Benefit:

A.            If termination without Cause occurs during the Initial Term Employee shall be entitled to a severance payment in an amount equal to three (3) months’ base salary at the rate then in effect.  If termination without Cause occurs during the first Renewal Term Employee shall be entitled to a severance payment in an amount equal to six (6) months’ base salary at the rate then in effect. If termination without Cause occurs during the second Renewal Term Employee shall be entitled to a severance payment in an amount equal to nine (9) months’ base salary at the rate then in effect. If termination without Cause occurs during the third or any subsequent Renewal Term Employee shall be entitled to a severance payment in an amount equal to twelve (12) months’ base salary at the rate then in effect. If the Company terminates this Agreement without Cause, the Company shall have the right at its option, to require Employee to immediately leave the Company’s premises; provided, that the Company shall be obligated to pay (as additional severance) Employee’s base salary during the 30-day notice period.

B.            Employee shall not be entitled to, and shall not receive any cash bonus paid for any year in which the termination occurs, on or pro rata basis or otherwise.  The base salary portion of the severance shall be payable, at the Company’s option, in a lump sum or in equal monthly installments consistent with the Company’s ordinary payroll practices.

C.            In the event Employee elects continuing insurance coverage under the Company’s Health Benefit Plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) following any termination without Cause, then, in addition to payment of salary as set forth above, the

Company shall reimburse Employee for all premiums paid by Employee for said continuation coverage for a period of three-months.

ARTICLE III: COMPENSATION

3.1           Base Salary.  During the Initial Term of this Agreement, Employee’s gross base salary shall be Two Hundred Fifty Thousand Dollars ($ 250,000.00) per year, paid in equal installments in accordance with the Company’s standard payroll practices.  Employee’s base salary may be reviewed and increased at the commencement of any Renewal Term, or from time to time by the Chief Executive Officer of WSC in his sole discretion and, after any such review and change, Employee’s new level of base salary shall be Employee’s base salary for purposes of this Agreement until the effective date of any subsequent change.

3.2           Bonus Compensation.  While Employee is actively employed under this Agreement, and in addition to Employee’s Base Salary as set forth above, Employee is eligible to receive an annual performance-based bonus.  Such bonus shall be equal to twenty percent (20%) of Cash Flows in excess of $ 2.3 million annually as adjusted by a charge of 20% of any incremental reinvestment of capital during each year (“Bonus Compensation”).  The charge for reinvestment of capital shall be applied annually year over year but pro rated based upon the month in which the invested capital is contributed by the Company.  For purposes hereof, “Cash Flows” shall mean the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), less capital expenditures and excluding any payments to or obligations to make severance payments to James C. Verney.  The Bonus Compensation shall be due and payable to Employee within thirty (30) days after it is determined by the Company.  The following example illustrates the computation of Bonus Compensation:

Assumptions:

•      2008 Cash Flow of $2.5 million

•      Reinvestment of capital on June 30, 2008 of $1 million

•      20% charge for reinvested capital of $200,000/6 months is $100,000

Bonus Calculation:

•      Increase in Cash Flow of $200,000

•      20% charge for reinvested capital of $100,000

•      Adjusted Cash Flow is $100,000

•      Multiplied by 20% results in Bonus Compensation of $20,000

3.3           General Employee Benefits.  While employed by the Company, Employee shall be allowed to participate, on the same basis generally as other employees of the Company, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by the Company to the Company’s employees.  Such benefit plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and pension plans.  Employee’s participation under any group insurance programs, retirement plans, or other benefit programs, shall be subject to the applicable terms and conditions of the particular plans or programs.  This paragraph shall not be construed as a commitment on the part of the Company to establish, maintain, or continue any such plans or programs.  The Company specifically reserves the right to amend, alter, or terminate such plans or programs, as it deems appropriate.  Notwithstanding any of the foregoing, Employee’s family shall also be entitled to enroll in the Company’s health and dental insurance plans.

3.4           Other Employee Compensation.  While employed with the Company, Employee shall also be entitled to the following additional compensation:

•              A monthly car allowance of $1,500 per month.  Except for reimbursement of fuel costs incurred for business travel which shall be reimbursed pursuant to Section 3.5, this car allowance shall be inclusive of all vehicle expenses including lease or loan payments, maintenance and insurance;

•              A temporary housing allowance not to exceed $1,500.00 per month for so long as Employee is maintaining his existing home in Austin, Texas; and

3.5           Reimbursement of Expenses.  The Company shall reimburse Employee for all ordinary and necessary expenses in a reasonable amount that Employee incurs in performing his duties under this Agreement, including, but not limited to travel and entertainment.  Such expenses will be accounted for and reimbursed through Company’s normal expense-reporting and approval process.  Company shall also reimburse Employee for round trip coach airfare between Roanoke, Virginia and Austin, Texas once a month for use by Employee or Employee’s spouse which shall expire on a monthly basis if not used.

ARTICLE IV: PROTECTION OF INFORMATION

4.1           Disclosure.  The Company shall disclose to Employee, or place Employee in a position to have access to or to develop, trade secrets or confidential information of the Company or its affiliates; and/or shall entrust Employee with business opportunities of the Company or its affiliates; and/or shall place Employee in a position to develop business good will on behalf of Company or its affiliates.

4.2           Property of the Company.  All Confidential Information, as defined below, shall be the sole and exclusive property of the Company and shall be subject to the use restrictions set forth below.

4.3           Confidential Information.  “Confidential Information” shall mean all financial, advertising, marketings, sales, computer systems, computer software, and any other information relating to the Business, its intellectual property, trade secrets, proprietary information, customers, vendors, distributors, licensors and employees, including, without limitation, any information, knowledge, data, forms, manuals or systems relating to:

i.              Any apparatus, formula or system for direct sales, including lead acquisition systems, telephone contact systems and all other confidential sales, training and marketing systems developed or used by the Employee or Company in connection with selling, marketing and providing the goods and services of the Business;

ii.             Customer, vendor, licensor, distributor and personnel files of the Business and all contracts and commitments of the Business;

iii.            All technical, and non-technical trade secrets, ideas, research and development, know-how, formulas, software programs, software documentation, source codes, computer databases (including without limitation, data and related documentation), all other proprietary rights of the Business, all copies and tangible embodiments thereof (in whatever form or medium) compositions, manufacturing, design and production processes and techniques, technical data, proprietary technical information, data processing reports, and other technical information and systems relating to the goods and services of the Business; designs, drawings, specifications; pricing and cost information; customer, vendor, licensor and distributor lists and data;

iv.            Financial reports, budgets or projections for all or any portion of the Business;

v.             Business, advertising and marketing plans, data and proposals for presently offered or prospective products or services of the Business; and

vi.                                   Any other materials or data of any kind furnished to Employee by Company in order to enable Employee to perform his duties or developed by Employee on behalf of Company or at Company’s direction or for Company’s use or otherwise in connection with Employee’s employment with Company.

Confidential Information shall remain the sole property of Company, and shall also include trade secrets as defined in 18 U.S.C. § 1839(3); provided, however, that Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Employee or the Company or any other past, present or future employee of Company) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company or any of its affiliates.  Confidential information shall also include “Intellectual Property,” as defined and described in Section 4.5 of this Agreement.

4.4           Restrictions on Use of Confidential Information.  During the term of employment hereunder and indefinitely thereafter, Employee shall not, without the written consent of the Company, disclose or use (except in the course of his employment hereunder and in furtherance of the business of the Company or any of its affiliates) any such Confidential Information or proprietary data of the Company or any of its affiliates unless such disclosure is required by the order of a court of competent jurisdiction or a governmental agency having authority to issue such an order.  Upon termination of his employment under this Agreement, Employee shall execute whatever instruments are necessary to promptly return to Company any and all copies he may have of any of the materials, Confidential Information, data and other items referred to above, and shall not retain or use any such information.

4.5           Patents and Copyrights.  Any and all writings, analysis, improvements, procedures, software programs, source codes, backups, support systems, software documentation, methods, discoveries, concepts and techniques (collectively the “Intellectual Property”), or any one or more of the foregoing, which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including, without limitation, developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company.  Employee shall make full disclosure to Company of all Intellectual Property, and Employee shall do everything necessary or desirable to vest the absolute title thereto in Company.  Employee shall write and prepare all specifications and procedures regarding such

Intellectual Property and otherwise aid and assist the Company so that Company can prepare and present applications for patent or copyright and can secure such patent or copyright whenever possible, as well as reissues, renewals and extensions thereof, and can obtain the record title to such patent or copyright so Company shall be the sole and absolute owner in all countries in which it may desire to have patent or copyright protection.  Employee agrees that he shall not be entitled to any additional or special compensation or reimbursement in connection with any and all such Intellectual Property.  Employee represents and warrants that he does not currently own any Intellectual Property which is not in the public domain.

4.6           Remedies.  Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Article by Employee, and the Company shall be entitled to enforce the provisions of this Article by specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to the Company, including the recovery of damages from Employee and his agents involved in such breach and remedies available to the Company pursuant to other agreements with Employee.

ARTICLE V: NON-SOLICITATION AND NON-COMPETITION OBLIGATIONS

5.1           Diversion of Employees.  During the term of Employee’s employment under this Agreement, and for a period of twelve (12) months after the termination of his employment with Company for any reason whatsoever, Employee will not, directly or indirectly, (a) induce or attempt to influence any employee of Company to terminate his employment with Company; (b) employ or recommend for employment (other than in response to potential employers seeking job references about employees they specifically identify by name) any employee of the Company; or (c) identify for purposes of employment any employee of Company.

5.2           Non-competition Agreement.  Employee acknowledges that Company is engaged in a business involving relationships with customers and franchisees, the success of which business is in large part due to the undistributed continuation of such relationships with customers and franchisees, and that all goodwill created as a result of any such contact belongs to Company.

Employee acknowledges his duty of loyalty to the Company and agrees that during the term of Employee’s employment, Employee will not directly or indirectly, for his own account or for the account of another, cause, encourage, induce, attempt to induce, or aid, assist, or abet any other party or person in inducing or attempting to induce any customer of Company with whom the Employee actually does or did business for Company or had personal contact as an employee of the Company for the benefit of Company, to terminate or change in any manner adverse to the Company  any existing relationship with the Company or to engage or employ Employee (whether as an employee or independent contractor) or any other person to provide services comparable to those provided by Employer to its customers during the term of this Agreement, other than for the benefit of the Company.

In order to further protect the Company’s legitimate business interests which are a product of substantial effort and investment by Company, including, without limitation, and the Company’s goodwill, the Employee agrees that if his employment with the Company terminates, voluntarily or otherwise, for any reason whatsoever, Employee shall not, directly or indirectly, for himself or on behalf or in conjunction with any other person (including, without limitation, any sole proprietor, general partnership, limited liability company, limited liability partnership, limited partnership, business trust, corporation or other entity) for a period of up to twenty-four (24) months following termination of his employment:

A.                                   Cause, encourage, solicit, induce, attempt to induce, or aid, assist, or abet any other party or person in inducing or attempting to induce, any actual customer of the Company, with whom the Employee actually did business or had personal contact while performing services for Company during the twelve (12) month period immediately preceding the date of termination of Employee’s employment, to terminate or change in any manner adverse to the Company any existing relationship with the Company,

B.                                     Cause, encourage, solicit, induce, attempt to induce, or aid, assist, or abet any other party or person in inducing or attempting to induce, any actual customer of the Company, with whom the Employee actually did business or had personal contact while performing services for Company during the twelve month period immediately preceding the date of termination of Employee’s employment, to engage Employee or any other person other than Company to provide products or services comparable to those provided by the Company to said customer, or

C.                                     Accept an engagement as an independent contractor or employment as an employee with any actual customer of the Company with whom the Employee actually did business or had personal contact while performing services for Company during the twelve month period immediately preceding the date of termination of Employee’s employment (even if such engagement or employment offer is unsolicited) which involves Employee providing products or services comparable to those provided by the Company to its customers.

Customer shall mean any entity, including but not limited to manufacturers, licensees, brokers and contractors that placed an order or assisted in any way in the placement of an order with the Company for any of the Company’s products or services.

Employee acknowledges that he has carefully read and considered the provisions of this agreement and agrees that the restrictions contained in this Article are reasonable and necessary in order to protect the legitimate interests of the Company and that any breach of these covenants by Employee will cause Company irreparable harm for which there exists no adequate remedy at law.  Employee, therefore, acknowledges that in the event of his violation of the provisions of this Article Company shall be entitled to obtain from any court of competent jurisdiction preliminary and/or permanent injunctive relief arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  Employee is fully aware of the restrictions that this agreement places upon Employee’s future employment with someone other than the Company.

ARTICLE VI: GENERAL

6.1           Prior Agreements.  Employee represents to Company (a) that there are no restrictions, agreements or understandings whatsoever to which Employee is party which would prevent or make unlawful his execution or performance of this Agreement or his employment hereunder, (b) that his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound, and (c) that he is free and able to execute this Agreement and, as to the Effective Date, to begin his employment with Company.

6.2           Applicable Law.  The validity and construction of this Agreement or any of its provisions shall be governed by and determined in accordance with the laws of the State of Virginia.

6.3           Entire Agreement.  This Agreement contains the entire understanding between the parties and supersedes all other oral and written agreements or understandings between them relating to Employee’s employment.  No modification or addition to this Agreement, or waiver or cancellation of any provision under this Agreement, shall be valid except by a written agreement signed by both parties.

6.4           Non-Waiver.  No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise or waiver of that right, shall constitute a waiver of that or any other or future right.

6.5           Notices.  Any notice to be delivered under this Agreement shall be given in writing and delivered, personally, via telefax or similar electronic transmission, or by certified mail, postage prepaid, addressed to the Company or to Employee at its or his last known address.  Any such notice shall be deemed given when actually received by the party to whom the notice is directed.

6.6           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representative, successors and assigns, provided, however, in no event may Employee assign to another any of his duties or obligations under this Agreement.

6.7           Construction.  The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the person whom himself or through his agent prepared the same.

6.8           Severability.  If any portion of this Agreement shall be invalid or unenforceable, the parties agree that such invalidity or unenforceability shall in no way affect the validity or enforceability of any other portion of this Agreement.

6.9           Survival.  The provisions of this Agreement shall survive the termination of Employee’s employment.

6.10         Review and Execution.  Employee acknowledges that he has read and understands all of the terms of this Agreement, that he is executing the Agreement voluntarily with full knowledge of its significance, that he has been advised to consult with an attorney prior to signing the Agreement, and that has been offered an opportunity to take a reasonable time to consider the Agreement.

6.11         Recitals.  The recitals set forth at the beginning of this Agreement are incorporated into the body of this Agreement as if set forth fully herein.

Dated this 5th day of March, 2009.

“COMPANY”		“EMPLOYEE”

By:	/s/ Sardar Biglari	By:	/s/ Robert Moore
	Sardar Biglari		Robert Moore
Chief Executive Officer
Western Sizzlin Corporation